Exhibit 5.9

[Brown Winick letterhead]

May 2, 2014	direct phone: 515-242-2410 direct fax: 515-323-8510 email: gross@brownwinick.com

Pinnacle Entertainment, Inc.

3980 Howard Hughes Parkway

Las Vegas, Nevada 89169

RE:	Pinnacle Entertainment, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Iowa counsel to Pinnacle Entertainment Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance by the Company of $850 million aggregate principal amount of its new 6.375% Senior Notes due 2021 (the “New Notes”), in connection with the proposed exchange of $2,000 principal amount, or any principal amount, in multiples of $1,000, in excess thereof, of the New Notes for a like principal amount of its outstanding 6.375% Senior Notes due 2021 (the “Old Notes” and, collectively with the New Notes, the “Notes”).

The Notes, issued under that certain Indenture, dated August 5, 2013, between PNK Finance Corp. and The Bank of New York Mellon Trust Company, N.A., as Trustee, as supplemented by that certain Supplemental Indenture, dated August 13, 2013 (the “Supplemental Indenture”), among the Company, certain direct and indirect subsidiaries of the Company (collectively, the “Guarantors”), including Ameristar Casino Council Bluffs, Inc., an Iowa corporation (“ACCBI”), and the Trustee (such Indenture, as supplemented by the Supplemental Indenture, the “Indenture”), contain guarantees. The guarantees of the New Notes are referred to herein as the “New Guarantees”.

In connection with this opinion, we have examined the Registration Statement, as filed with the Commission on the date hereof, and original, as signed, or copies of the same (certified or otherwise identified to our satisfaction) of the following documents provided to us (the documents identified at items a. through i. below being referred to herein collectively as the “Operative Documents”; the documents identified in items f. through h. below being referred to herein collectively as the “Authorizing Documents”):

a. the Indenture;

b. the form of the New Notes;

c. the form of Notation of Guaranty to evidence the New Guarantees (the “Notation of Guaranty”);

d. the Registration Rights Agreement, dated August 5, 2013, between the Company and the Initial Purchasers of the Old Notes identified therein;

e. Joinder Agreement, dated as of August 13, 2013, executed by ACCBI;

f. Articles of Incorporation of ACCBI, certified to us by an officer of ACCBI as being complete and in full force and effect;

May 2, 2014

g. Bylaws of ACCBI, certified to us by an officer of ACCBI as being complete and in full force and effect;

h. Authorizing resolutions of ACCBI, certified to us by an officer of ACCBI as being complete and in full force and effect; and

i. a certificate of an officer of ACCBI relating to certain factual assumptions made in this opinion letter.

For purposes of expressing our opinion herein, we have examined the Operative Documents and have made such examination of Iowa law as we have deemed relevant or necessary as the basis for such opinion. As to certain questions material to our opinion, we have relied upon certain certifications of ACCBI, and assume that any such certification dated prior to the date hereof remains true as of the date hereof. We have assumed, with respect to all documents submitted to us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the original documents of all documents submitted to us as copies thereof. We were not present at the execution and delivery of the Operative Documents, and we have based our opinion on examination of copies of such Operative Documents and certificates of officers of ACCBI.

The opinion set forth herein is based upon, and limited to, the laws of the State of Iowa. No opinion is expressed as to “Blue Sky” or securities laws of the State of Iowa, or as to the substance or effect of federal laws or the laws of any jurisdiction other than the State of Iowa, and this letter should not be construed as expressing an opinion on any matters, legal or otherwise, not specifically mentioned herein. This letter expresses no opinion on the enforceability, validity or legality of any Operative Document, and notwithstanding anything herein to the contrary, assumes that the Operative Documents are enforceable against each party thereto, including ACCBI.

Based upon and subject to the foregoing and the other qualifications and limitations stated herein, and based solely on the Authorizing Documents, we are of the opinion that (a) the Supplemental Indenture has been duly authorized, executed and delivered by ACCBI and (b) the New Guarantees to which ACCBI is a party, and the execution and delivery of the Notation of Guaranty, have been duly authorized by ACCBI.

We consent to you filing this opinion as an exhibit to the Registration Statement for the benefit of the holders of the Old Notes who will be acquiring the New Notes to be issued pursuant thereto. If required by the rules of the Commission, we consent to the use of our name under the caption “Legal matters” in the Registration Statement and prospectus and any amendments thereto. In giving such consent, we do not admit that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act. We also consent to reliance on this opinion by Irell & Manella LLP, with respect to matters of Iowa law relevant to its opinion letter to the Company filed as Exhibit 5.1 to the Registration Statement, and specifically related to ACCBI.

Very truly yours,

BROWN, WINICK, GRAVES, GROSS,
BASKERVILLE AND SCHOENBAUM, P.L.C.

By: /s/ Douglas E. Gross, Member